Exhibit 10.2

CONTRACT № S-10/12 DATED 10.12.2014

Company SunTrade OOO, hereinafter referred to as the BUYER, represented by the director, Deshin Alexander Dmitrievich, on the one hand, and LISSOME TRADE CORP,  represented by Yuxia Song, president,  hereinafter referred to as the SELLER, on the other hand, have concluded the present Contract as follows:

1. SUBJECT of the CONTRACT.

THE SELLER sells and the BUYER buys cookware sets, pot sets named below as Goods, in accordance to the Specifications,   which is an integral part of the present Contract.

2. PRICE of the GOODS And COST of the CONTRACT

Total cost of this Contract is 9,990.50 US Dollars. This condition is valid until all the shipments will be performed according to accepted by the both Parties, current prices of Goods within the above total cost of the contract or before the Parties agreed about cancellation of further shipments.

Price of the Goods includes packaging and is defined for each type of goods in the Specification to the Contract.

The total cost of the contract can be extended by additional agreement between the Parties and fixed by a Specification.

3. TERMS of DELIVERY.

The SELLER delivers the goods to the BUYER on FOB Shanghai.

THE SELLER confirms the quality and quantity of goods in each lot by:

*

Proforma Invoice

4. TERMS of PAYMENT.

      The prepayment 50% under the present Contract should be made by the Buyer in US dollars by bank wire transfer to the Seller’s bank account. The rest of payment can be paid by instalments but not later than 30 days after the container leaves from Shanghai port.

In the case of unsupplying with the Goods the return of advance is made during 90 from the date of payment.

The supplies will be carried out during the validity of the contract.

5. CLAIMS and ARBITRATION.

THE BUYER is in right to claim if improper quality, quantity of assortment of the Goods in any lot will be found. The claim must be issued as Act, containing demands of the BUYER. This Act should be sent to the SELLER. If the parties are not able to solve these disputes and the disagreements, which can arise under the present contract or in communication (connection) with it (them) during two weeks, are subject to consideration in Arbitration Court at CHAMBER OF COMMERCE AND INDUSTRY in Moscow, Russia according to rules of procedure in this court.

6. FORCE MAJEURE

In the event either party is prevented from performing its obligations hereunder due to an act of God, accident, fire, flood, earthquake, storm, riot, war, sabotage, explosion, strike, labor, disturbance, national defense requirement, change in government law, ordinance, rule or regulation, inability, rule or regulation, inability to obtain electricity, fuel, labor, equipment or transportation, or any other contingency beyond such party’s reasonable control, the term of this Agreement shall be suspended for so long as performance is so delayed or prevented. The party which is prevented will use its best effort to give the other party the maximum advance notice of any shut down and restore services as soon as possible. If service is or will be interrupted for more than ninety (00) days, either party may terminate this agreement by notice to other party.

7. OTHER CONDITIONS.

Any changes and the additions to present contract will be valid only under condition, if they are accomplished in writing and both parties are signed by authorized persons.

The contract commences on the date hereof and is valid till 30.06.2015. The contract can be prolonged for the term, on which price and standard item are agreed.

The present contract is made in the English language, in two identical copies, one copy is for SELLER, other – for BUYER.

8. ADDRESS AND REQUISITS OF THE SIDES

SELLER: LISSOME TRADE CORP. ADDRESS: 2360 CORPORATE CIR STE 400 HENDERSON NV 89074-7739 Email: lissometrade@gmail.com	BUYER: SunTrade OOO ADDRESS: Sudostroitelnaya St., 8-1, Moscow, Russia, 115470 Email: deshin@inbox.ru
/S/ Yuxia Song Yuxia Song	/S/ Deshin Alexander Dmitrievich Deshin Alexander Dmitrievich